Exhibit 99.1

POORE BROTHERS, INC. SHAREHOLDERS  APPROVE CORPORATE NAME CHANGE

TO THE INVENTURE GROUP, INC.

GOODYEAR, Ariz. – May 26, 2006 – The Inventure Group, Inc. (Nasdaq: SNAK), a manufacturer and marketer of innovative snack food brands, today announced that shareholders approved changing the Company’s name from Poore Brothers, Inc. to The Inventure Group, Inc. at its annual meeting on May 23, 2006. The Company’s recommended slate of five directors and an amendment to its equity incentive plan to increase the number of shares of common stock authorized for issuance under the plan by 500,000 shares were also approved.

The name change to The Inventure Group, Inc. was implemented to create a corporate identity that reflects the Company’s diverse lineup of innovative consumer brands, including T.G.I. Friday’s®, Poore Brothers®, Boulder Canyon Natural Foods™, Cinnabon®, Bob’s Texas Style®, Tato Skins®, Clamato® and Braids® brand snack food products as well as private label potato chip manufacturing and snack food distribution operations in Arizona. The Company’s shares will continue to be traded under the symbol SNAK.

Since its initial public offering in 1996, the Company has evolved from a regional potato chip manufacturer and distributor to a national marketer and manufacturer of innovative consumer products, with the majority of the Company’s growth coming from acquisitions and new brands, particularly with licensed brand partners such as T.G.I. Friday’s®. The Poore Brothers® brand currently accounts for less than ten percent of the Company’s annual revenues. The Company intends to continue growing all facets of its existing business as well as develop innovative new ventures in pursuit of its long-term strategic goal of becoming a $200 million marketer of intensely different™ consumer brands.

“I would like to thank shareholders for their overwhelming support as over 99% of shareholders voting voted in favor of the name change. The name itself is derived from words that are cornerstones of our culture, including innovation, intensely different™, inventive and entrepreneurial. While we are proud of our Poore Brothers® legacy and intend to celebrate the 20th anniversary of our founding brand this fall with a variety of marketing activities and new products, we are pleased to now have a corporate identity that reflects the diversity of our product lines and supports our expectation for continued growth from innovation and intensely different™ new ventures,” commented Mr. Eric Kufel, the Company’s President and Chief Executive Officer.

About The Inventure Group, Inc.

With facilities in Indiana and Arizona, The Inventure Group is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, Clamato® and Boulder Canyon Natural Foods™. For further information about The Inventure Group or this release, please contact Eric J. Kufel, President and Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.